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As filed with the Securities and Exchange Commission on January 10, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Universal Compression Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3989167 (I.R.S. employer identification no.)

4444 Brittmoore Road
Houston, TX 77041
(713) 335-7000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

D. BRADLEY CHILDERS
Senior Vice President, General Counsel and Secretary
Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, TX 77041
(713) 335-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
ERIC A. BLUMROSEN
Gardere Wynne Sewell LLP
1000 Louisiana Street, Suite 3400
Houston, Texas 77002
(713) 276-5500

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.01 per share	6,750,000 shares	$33.96	$229,230,000	$26,980.37

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low sale prices as reported by the New York Stock Exchange on January 5, 2005.

        We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities in reliance on this prospectus until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 10, 2005

PROSPECTUS

UNIVERSAL COMPRESSION HOLDINGS, INC.

6,750,000 Shares
of
Common Stock

        This prospectus relates to the offer and sale from time to time of up to 6,750,000 shares of our common stock by the selling stockholders identified in this prospectus. We are registering shares of our common stock for resale by the selling stockholders. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

        The selling stockholders may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at other negotiated prices. The selling stockholders may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "UCO." On January 7, 2005, the last reported sales price for our common stock on the New York Stock Exchange was $33.20 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS, WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

TABLE OF CONTENTS

About This Prospectus
Where You Can Find More Information
Universal Compression Holdings, Inc.
Disclosure Regarding Forward-Looking Statements
Risk Factors
Use Of Proceeds
Selling Stockholders
Plan Of Distribution
Legal Matters
Experts

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where an offer is not permitted. You should not assume that the information contained and incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

        In this document, the terms "Universal," "company," "we," "our" and "us" refer to Universal Compression Holdings, Inc. and its subsidiaries, unless the context indicates otherwise or unless otherwise noted.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (or SEC). Our SEC filings are available to the public from the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

        The SEC allows us to incorporate by reference into this prospectus information that we file with the SEC (File No. 001-15843), which means that we may disclose important information to you by referring to those documents. The information incorporated by reference is an important part of the prospectus. In addition, information that we file with the SEC after the date of this prospectus will automatically update and supersede the prospectus. We incorporate by reference the documents listed below and, except as otherwise set forth herein, any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

  (1)
  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2004;

  (2)
  The information specifically incorporated by reference into our Annual Report on Form 10-K from our Proxy Statement on Schedule 14A filed on June 14, 2004;

  (3)
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2004 and September 30, 2004;

  (4)
  Our Current Reports on Form 8-K, or portions thereof, filed (but not furnished) May 20, 2004, June 25, 2004, July 27, 2004, October 26, 2004, December 2, 2004 and December 7, 2004; and

  (5)
  The description of our Common Stock included in our Registration Statement on Form 8-A dated April 20, 2000, as amended on May 15, 2000.

        We will provide upon written or oral request without charge to each person to whom this prospectus is delivered a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Universal Compression Holdings, Inc., Investor Relations, 4444 Brittmoore Road, Houston, Texas 77041. Our telephone number is (713) 335-7000. You also may access the above filings and any future filings at www.universalcompression.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

UNIVERSAL COMPRESSION HOLDINGS, INC.

        We are the second largest natural gas compression services company in the world in terms of compressor fleet horsepower, with a fleet as of November 30, 2004 of approximately 7,200 compressor units comprising approximately 2.4 million horsepower. We provide a full range of contract compression services, sales, operations, maintenance and fabrication services and products to the natural gas industry, both domestically and internationally. These services and products are essential to the natural gas industry as gas must be compressed to be delivered from the wellhead to end-users.

        For more information about our business, please refer to the publicly available annual, quarterly and other reports and statements we file with the SEC, as described in "Where You Can Find More Information." Our principal executive offices are located at 4444 Brittmoore Road, Houston, Texas 77041, and our telephone number at that address is (713) 335-7000.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and our filings with the SEC incorporated by reference in this prospectus contain "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus are forward-looking statements, including, without limitation, statements regarding future financial position, business strategy, proposed acquisitions, budgets, litigation, projected costs and plans and objectives of management for future operations. You can identify many of these statements by looking for words such as "believes," "expects," "will," "intends," "projects," "anticipates," "estimates," "continues" or similar words or the negative thereof.

        Such forward-looking statements in this prospectus include, without limitation:

  •
  our business growth strategy and projected costs;

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  our future financial position;

  •
  the sufficiency of available cash flows to fund continuing operations;

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  the expected amount of our capital expenditures;

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  anticipated cost savings, future revenues, gross profits and other financial measures related to our business and our primary business segments;

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  the future value of our equipment; and

  •
  plans and objectives of our management for our future operations.

        Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks related to our business described under "Risk Factors" and elsewhere in this prospectus could cause our actual results to differ from those described in, or otherwise projected or implied by, the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to be correct. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

  •
  conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact of the price of natural gas;

  •
  competition among the various providers of natural gas compression services;

  •
  changes in political or economic conditions in key operating markets, including international markets;

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  changes in safety and environmental regulations pertaining to the production and transportation of natural gas;

  •
  acts of war or terrorism or governmental or military responses thereto;

  •
  introduction of competing technologies by other companies;

  •
  our ability to retain and grow our customer base;

  •
  our level of indebtedness and ability to fund our business;

  •
  our ability to recoup our investment by re-leasing our compressors after typically short initial lease terms;

  •
  currency exchange rate fluctuations;

  •
  employment workforce factors, including loss of key employees; and

  •
  liability claims related to the use of our products and services.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

RISK FACTORS

        As described in "Disclosure Regarding Forward-Looking Statements," this prospectus, and the information incorporated by reference herein, contains forward-looking statements regarding us, our business and our industry. The risk factors described below, among others, could cause our actual results to differ materially from the expectations reflected in the forward-looking statements. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. Additional risks not currently known to us or which we currently consider immaterial may also adversely affect us. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our common stock is appropriate for you.

We depend on strong demand for natural gas and a prolonged, substantial reduction in this demand could adversely affect the demand for our services and products.

        Gas contract compression operations are significantly dependent upon the demand for natural gas. Demand may be affected by, among other factors, natural gas prices, weather, demand for energy and availability of alternative energy sources. Any prolonged, substantial reduction in the demand for natural gas would, in all likelihood, depress the level of production, exploration and development activity and result in a decline in the demand for our contract compression services and products. Similarly, a decrease in capital spending by our customers could result in reduced demand for our fabrication and aftermarket services businesses. These events could materially adversely affect our business, results of operations and financial condition.

Our international operations subject us to risks that are difficult to predict.

        For the six months ended September 30, 2004, we derived approximately 29% of our revenues from international operations. We intend to continue to expand our business in Latin America, Asia Pacific and, ultimately, other international markets. This may make it more difficult for us to manage our business. Reasons for this include, but are not limited to, the following:

  •
  political and economic instability in foreign markets;

  •
  foreign governments' restrictive trade policies;

  •
  inconsistent product regulation or sudden policy changes by foreign agencies or governments;

  •
  the burden of complying with multiple and potentially conflicting laws;

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  the imposition of duties, taxes or government royalties;

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  foreign exchange rate risks;

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  difficulty in collecting international accounts receivable;

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  potentially longer payment cycles;

  •
  increased costs in maintaining international manufacturing and marketing efforts;

  •
  the introduction of non-tariff barriers and higher duty rates;

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  difficulties in enforcement of contractual obligations;

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  restrictions on repatriation of earnings or expropriation of property; and

  •
  the geographic, time zone, language and cultural differences between personnel in different areas of the world.

        Any of these factors could materially adversely affect our business, financial condition or results of operations.

We face significant competition that may cause us to lose market share and harm our financial performance.

        The contract compression, fabrication, and aftermarket services businesses are highly competitive and there are low barriers to entry for individual projects. In addition, some of our competitors are large national and multinational companies that provide contract compression and fabrication services to third parties, some of these have greater financial and other resources than we do. If our competitors substantially increase the resources they devote to the development and marketing of competitive products and services, we may not be able to compete effectively.

We are dependent on particular suppliers and are vulnerable to product shortages and price increases.

        As a consequence of having a highly standardized contract compression fleet, some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. The partial or complete loss of certain of these sources could have a material adverse effect on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a material adverse effect on our results of operations.

Most of our domestic compressor leases have short initial terms, and we may not recoup the costs of our investment if we are unable to subsequently re-apply the compressors.

        In most cases, the initial terms of our contract compression agreements with customers are short, with the most common initial term being six months and continuing on a month-to-month basis thereafter. The initial terms of our agreements are generally too short to enable us to recoup the average cost of acquiring or fabricating compressors for contract compression customers under prevailing contract compression rates. As a result, we assume substantial risk of not recovering our entire investment in the equipment we acquire or fabricate for contract compression customers. Although we historically have been successful in subsequently re-applying our compressors, we may not be able to continue to do so and a substantial number of our contract compression customers could terminate their agreements at approximately the same time. If such an event were to occur, even if we are successful in re-applying our compressors as we have been in the past, we may not be able to obtain favorable contract compression rates. This would have an adverse effect on our revenues and cash flow.

We may not be successful in implementing our business strategy, which may adversely affect our ability to finance our future growth.

        Our ability to implement our business strategy successfully depends upon a number of factors including competition, availability of working capital and general economic conditions. Significant elements of our business strategy include growth of our market share and broader participation in the international market for compression services. We cannot assure you that we will succeed in implementing our strategy or be able to obtain financing for this strategy on acceptable terms. The indentures governing our senior notes, our revolving credit facility and our lease facilities substantially limit our ability to incur additional debt to finance our growth strategy.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        Natural gas service operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Although we have obtained insurance against many of these risks, there can be no assurance that our insurance will be adequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be materially adversely affected.

The market price of our common stock is volatile.

        Historically, the market price of common stock of companies engaged in the natural gas industry has been highly volatile. Similarly, the market price of our common stock has varied significantly since our initial public offering in May 2000. In particular, changes in natural gas prices or in the demand for natural gas could affect the price of our common stock.

The sale of stock by Weatherford, which currently owns approximately 21% of our common stock, may depress our stock price.

        Pursuant to this prospectus, Weatherford International Ltd. (or Weatherford) may sell up to 6,750,000 of its shares of our common stock. The sale of substantial amounts of our stock owned by Weatherford in the public market, or the belief that these sales may occur, could reduce the market price of our stock, making it more difficult for us to raise funds through future offerings of our common stock and to acquire businesses using our stock as consideration.

Weatherford's voting power may currently give it the ability to control the outcome of matters submitted to a vote of our stockholders.

        Currently, Weatherford owns 6,750,000 shares, or approximately 21%, of our outstanding common stock. In addition to its voting power, Weatherford and its affiliates are entitled to designate three persons to serve on our board of directors for so long as they own at least 20% of our outstanding common stock. If Weatherford's ownership falls below 20%, Weatherford may designate only two directors. If Weatherford's ownership falls below 10%, it will no longer have the right to designate directors to our board.

        This significant stock ownership and board representation gives Weatherford the ability to exercise substantial influence over our ownership, policies, management and affairs and significant control over actions requiring approval of our stockholders. Weatherford's interests could conflict with our other stockholders.

We do not expect to pay dividends.

        We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. In addition, the ability of our operating subsidiary, Universal Compression, Inc., to pay dividends is restricted by the revolving credit facility, the lease facilities, the indentures governing our senior notes and other financing arrangements.

We are a holding company and rely on our subsidiaries for operating income.

        We are a holding company and, as such, derive all of our operating income from our operating subsidiary, Universal Compression, Inc., and its subsidiaries. We do not have any significant assets other than the stock of our operating subsidiary. Consequently, we are dependent on the earnings and cash flow of our subsidiaries to meet our obligations. Our subsidiaries are separate legal entities that are not legally obligated to make funds available to us, and in some cases may be contractually restricted from doing so. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to meet our obligations.

We are highly leveraged, a significant portion of our cash flow must be used to service our obligations and we are vulnerable to interest rate increases.

        We have now and will continue to have a significant amount of debt. As of November 17, 2004, we had approximately $848.6 million in outstanding debt obligations consisting primarily of $522.2 million outstanding under the seven-year term senior secured notes operating lease facility, consisting of senior notes due 2008 and term loan due 2008 (together, the "BRL lease facility"), $175.0 million outstanding of 7 1/4% senior notes due 2010, $100.0 million outstanding under the asset-backed securitization lease facility (the "ABS lease facility") and $50.0 million outstanding under our $125 million senior secured revolving credit facility, which we refer to as our revolving credit facility. This amount excludes approximately $25 million of letters of credit, as of November 17, 2004, issued under our revolving credit facility.

        We recently announced that we are negotiating a new $650 million senior secured credit facility consisting of a five-year revolver and a seven-year term loan. We intend to utilize the new credit facility and existing capacity under our ABS lease facility to redeem Universal Compression Inc.'s $440 million of 8.875% BRL Notes, repay $82 million of BRL term debt and refinance $50 million outstanding under our existing revolving credit facility, and utilize additional capacity for working capital needs and general corporate purposes. The 8.875% BRL notes are callable beginning February 15, 2005 at a price of 104.438. A redemption of the 8.875% BRL Notes at that time would result in debt extinguishment costs, including call premium and expense of unamortized debt issuance costs, of approximately $26 million on a pretax basis.

        Our high level of debt could have important consequences to you, including the following:

  •
  require us to use a substantial portion of our cash flow from operations to pay our debt and lease payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, operations, expansion of our fleet and other business activities;

  •
  make it more difficult for us to satisfy our obligations under our senior notes;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit, along with financial and other restrictive covenants in our debt instruments, our ability to borrow additional funds or dispose of assets;

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  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  limit our ability to make capital expenditures to maintain our facilities and compressor fleet in good working order and repair;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        As of November 17, 2004, approximately $245 million of our outstanding debt bears interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available to make payments of interest and principal on the notes and for capital investment, operations or other purposes. Our significant leverage increases our vulnerability to general adverse economic and industry conditions.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facilities, lease facilities, or the senior notes, on commercially reasonable terms or at all.

In addition to our current indebtedness, we may incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

        We may be able to incur substantial additional debt in the future. If new debt is added to our current debt levels, the substantial risks described above would intensify.

Our credit facilities and lease facilities impose restrictions on us that may affect our ability to successfully operate our business.

        Our credit facilities and lease facilities include certain covenants that, among other things, restrict our ability to:

  •
  borrow money;

  •
  create liens, other than a lien securing the revolving credit facility, the BRL lease facility or the ABS lease facility;

  •
  sell or transfer any of our material property; and

  •
  merge into or consolidate with any third party or sell or dispose of all or substantially all of our assets.

        We and our subsidiaries are also required by our credit facilities to maintain debt coverage ratios, interest coverage ratios and a specified tangible net worth. All of these covenants may restrict our ability to expand or to pursue our business strategies. Our ability to comply with these and other provisions of the indentures and the credit facilities may be affected by changes in our operating and financial performance, changes in business conditions or results of operation, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those obligations to become due and payable. If any of our indebtedness were to be accelerated, there can be no assurance that we would be able to repay or refinance it.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

        If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital, or restructure our debt. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

We are exposed to exchange rate fluctuations.

        Our reporting currency is the U.S. dollar. Historically, our foreign operations, including assets and liabilities and revenues and expenses, have been denominated in various currencies other than the U.S. dollar, and we expect that our foreign operations will continue to be so denominated. As a result, the U.S. dollar value of our foreign operations has varied, and will continue to vary, with exchange rate fluctuations. In this respect, historically we have been primarily exposed to fluctuations in the exchange rate of the Argentine peso, Brazilian real, Thai baht, Mexican peso, Australian dollar and Canadian dollar against the U.S. dollar.

        A decrease in the value of any of these currencies relative to the U.S. dollar could reduce our profits from foreign operations and the value of the net assets of our foreign operations when reported in U.S. dollars in our financial statements. This could have a material adverse effect on our business, financial condition or results of operations as reported in U.S. dollars.

        In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations. For purposes of accounting, the assets and liabilities of our foreign operations, where the local currency is the functional currency, are translated using period-end exchange rates, and the revenues and expenses of our foreign operations are translated using average exchange rates during each period.

        Although we attempt to match costs and revenues in local currencies, we anticipate that there may be instances in which costs and revenues will not be matched with respect to currency denomination. As a result, to the extent we continue our expansion on a global basis, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We intend to continue to make substantial capital investments to implement our business strategy, which may reduce funds available for other operations.

        We anticipate that we will continue to make substantial capital investments to expand and maintain our contract compression fleet. Capital expenditures for the six months ended September 30, 2004 were $59.6 million consisting of $32.2 million for fleet additions, $18.6 million for compressor overhauls, $2.9 million for service trucks and $5.9 million for machinery, equipment, information technology equipment and other items. We expect to spend between $135 million and $145 million on capital expenditures during fiscal year 2005, approximately $35 million of which would be used for maintenance capital expenditures for the compression fleet. Historically, we have financed these investments through internally generated funds, debt offerings, our revolving credit facility and our lease facilities. These significant capital investments require cash that we could otherwise apply to other business needs. However, if we do not incur these expenditures while our competitors make substantial fleet investments, our market share may decline and our business may be adversely affected. In addition, if we are unable to generate sufficient cash internally or obtain alternative sources of capital to fund our proposed capital expenditures, it could materially adversely affect our results of operations, financial condition and growth.

Our ability to manage our business effectively will be weakened if we lose key personnel.

        We depend on the continuing efforts of our executive officers and senior management. The departure of any of our key personnel could have a material adverse effect on our business, operating results and financial condition. We do not maintain key man life insurance coverage with respect to our executive officers or key management personnel. We are not aware of the upcoming retirement of any of our executive officers or senior management personnel. In addition, we believe that our success depends on our ability to attract and retain additional qualified employees. If we fail to recruit other skilled personnel, we could be unable to compete effectively.

We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities.

        We are subject to stringent and complex foreign, federal, state and local laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, rendering us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could have a material adverse effect on our business, financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties.

        We routinely deal with natural gas, oil and other petroleum products. As a result of our fabrication and aftermarket services operations, we generate, manage and dispose of or recycle hazardous wastes and substances such as solvents, thinner, waste paint, waste oil, washdown wastes and sandblast material. Although it is our policy to use generally accepted operating and disposal practices in accordance with applicable environmental laws and regulations, hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties owned, leased or operated by us or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under foreign, federal, state and local environmental laws and regulations.

        We believe that our operations are in substantial compliance with applicable environmental laws and regulations. Nevertheless, the modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and other similarly situated service companies.

Future terrorist attacks or responses thereto could adversely affect our company.

        The impact that future events arising as a result of the terrorist attacks on the United States on September 11, 2001, or any terrorist attacks that may occur in the future, including military or police activities in the United States, Iraq or other foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States economy, the global economy, global financial markets and our business cannot currently be determined with any accuracy.

A third party could be prevented from acquiring control of us because of the anti-takeover provisions in our charter and bylaws.

        There are provisions in our restated certificate of incorporation and bylaws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, provisions of our restated certificate of incorporation, such as a staggered board of directors and limitations on the removal of directors, no stockholder action by written consent and limitations on stockholder proposals at meetings of stockholders, could make it more difficult for a third party to acquire control of us. Delaware corporation law may also discourage takeover attempts that have not been approved by our board of directors.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. All sales of the common stock will be by or for the account of the selling stockholders listed in this prospectus.

SELLING STOCKHOLDERS

        This prospectus is part of a registration statement that we filed pursuant to registration rights granted to the selling stockholders under an agreement we entered into in connection with our acquisition of Weatherford Global Compression Services, L.P. in February 2001. In connection with the Weatherford Global acquisition, we entered into a registration rights agreement with WEUS Holding, Inc., a wholly owned subsidiary of Weatherford International, Inc. In connection with the June 26, 2002 restructuring of Weatherford International, Inc., WEUS Holding's rights under the registration rights agreement were transferred to Weatherford International Ltd. On March 23, 2004, the registration rights agreement was amended and restated.

        Pursuant to the terms of the amended and restated registration rights agreement, the selling stockholders have the right to require us to file a registration statement under the Securities Act of 1933 so that they may sell the shares of our common stock that they own. Under the agreement and subject to certain exceptions and limitations, we are not obligated to file more than one registration statement for the selling stockholders within a 180 day period, and we are not obligated to make more than three registrations at their request (now one, after giving effect to the inclusion of shares in this prospectus and the shares registered under our registration statement that was filed in April 2004). The selling stockholders also have the right to include their shares in certain other registration statements we file involving our common stock. In addition, we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. We are also obligated to reimburse selling stockholders for the reasonable fees and disbursements of their counsel. The amended and restated registration rights agreement also provides that we will indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933. The selling stockholders will pay all discounts, brokerage fees, commissions and expenses for any shares that are registered and that they sell. We expect to withdraw registration of any unsold shares approximately one year from date set forth on the cover of this prospectus.

        Also in connection with our acquisition of Weatherford Global, WEUS Holding was granted the right to designate three members to our board of directors for so long as it owns at least 20% of our outstanding common stock. In connection with the June 26, 2002 restructuring of Weatherford International, Inc., WEUS Holding's right to designate members to our board was transferred to Weatherford International Ltd. If Weatherford International Ltd.'s ownership of our common stock falls below 20%, it may designate only two directors, and if its ownership falls below 10%, it may no longer designate directors to our board. Weatherford International Ltd.'s current designees to our board, including through WEUS Holding's previous designations, are Mr. Uriel E. Dutton, Ms. Lisa W. Rodriguez and Mr. Bernard J. Duroc-Danner.

        The following table sets forth information provided by the selling stockholder about the ownership of common stock of the selling stockholder before and after the offering covered by this prospectus.

	Shares Beneficially Owned Prior to the Offering(2)			Shares Beneficially Owned After the Offering(3)
Selling stockholder			Number of Shares Being Offered
	Number	Percent		Number	Percent
Weatherford International Ltd.(1)	6,750,000	21.4%	6,750,000	-0-	-0-%

(1)
Bernard J. Duroc-Danner is Chairman, President and Chief Executive Officer of Weatherford International Ltd. and has been a member of our board of directors since 2001. Lisa W. Rodriguez is Senior Vice President and Chief Financial Officer of Weatherford International Ltd. and has been a member of our board of directors since 2002. Mr. Duroc-Danner and Ms. Rodriguez disclaim any beneficial ownership of shares held by Weatherford International Ltd.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of beneficial ownership for the selling stockholders is based on 31,542,425 shares of common stock outstanding as of November 30, 2004.

(3)
The selling stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth above. As a result, we cannot estimate the number of shares of our common stock that the selling stockholders will beneficially own after termination of sales under this prospectus. For the purposes of this table, however, we have assumed that the selling stockholders sell all of their shares available for sale hereunder. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its shares of our common stock since the date on which it provided information for this table.

PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, stockholder distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        The shares offered by this prospectus are subject to restrictions under the amended and restated registration rights agreement referred to above under "Selling Stockholders." Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale. Sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly to purchasers or to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale.

        The methods by which the shares may be sold include:

  •
  block trades (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange or other relevant markets;

  •
  short sales, ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

  •
  firm commitment or best efforts underwritings; and

  •
  privately negotiated transactions.

        In addition, sales not covered by this prospectus may also be made by the selling stockholders pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

        From time to time Weatherford International Ltd. may distribute a portion or all of its shares to its stockholders. In the event of such a distribution, and to the extent these stockholders intend to use this prospectus to sell any of such shares, if required these stockholders will be identified in a supplement to this prospectus filed with the SEC. Furthermore, to the extent required, this prospectus also may be amended or supplemented from time to time to describe a specific plan of distribution or any material arrangement that a selling stockholder has entered into for the sale of shares, including the details of any underwritten distribution.

        In connection with distributions of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other agents. In connection with such transactions, broker-dealers or other agents may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares and, upon a default in the performance of the secured obligation, such pledgee or secured party may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom they may act as agents.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers, underwriters or agents who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer, underwriter or agent may be deemed to be underwriting discounts and commissions. No underwriter, broker-dealer or agent has been engaged by us in connection with the distribution of the shares.

        To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock for a period of up to five business days before the distribution.

        We have agreed to indemnify and hold harmless, among others, the selling stockholders and the directors, officers and controlling persons of each of them against specified liabilities that arise, under the Securities Act in connection with the sale of shares covered by this prospectus.

LEGAL MATTERS

        The validity of the common stock offered in this prospectus will be passed upon for us by Gardere Wynne Sewell LLP, Houston, Texas.

EXPERTS

        The financial statements and the related financial statement schedule as of March 31, 2004 and 2003, and for each of the three years in the period ended March 31, 2004, incorporated by reference in this prospectus have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$26,980
Accounting Fees	8,000
Legal Fees and Expenses	15,000
Printing and Engraving	10,000
Miscellaneous	2,020

Total	$62,000

ITEM 15. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite such adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145 or in the defense of any claim, issue or matter therein, the person shall be indemnified against any expenses actually and reasonably incurred by the person in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled and the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against the person or incurred by the person in any such capacity or arising out of the person's status as such whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145.

        Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to include a provision in its certificate of incorporation, and Universal Compression Holdings, Inc.'s restated certificate of incorporation contains such a provision, to the effect that, subject to certain exceptions, a director of a Delaware corporation is not personally liable to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director.

        Universal Compression Holdings, Inc.'s bylaws provide that Universal will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of Universal, or is or was serving at the request of Universal as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. The bylaws further permit Universal to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Universal, or is or was serving at the request of Universal as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not Universal would have the power to indemnify such person against such liability under the Delaware General Corporation Law. Universal expects to maintain directors' and officers' liability insurance. In addition, Universal has entered into indemnification agreements with each of its officers and directors, as well as officers of its operating subsidiary, Universal Compression, Inc. The form of these indemnification agreements is incorporated by reference to Exhibit 10.27 to Universal Compression Holdings, Inc.'s Registration Statement on Form S-1, filed with the SEC on May 3, 2000 (File No. 333-34090).

ITEM 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated October 23, 2000, by and among Universal Compression Holdings, Inc., Universal Compression, Inc., Weatherford International, Inc., WEUS Holding, Inc. and Enterra Compression Company (incorporated by reference to Exhibit 10.1 of Universal Compression Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on October 26, 2000).
2.2
Amended and Restated Registration Rights Agreement dated March 23, 2004, by and between Universal Compression Holdings, Inc. and Weatherford International Ltd. (incorporated by reference to Exhibit 10.1 to Universal Compression Holdings, Inc.'s Registration Statement on Form S-3 filed with the SEC on April 2, 2004 (File No. 333-114145)).
8 7/8% Senior Secured Notes due 2008
4.1
Indenture, dated February 9, 2001, among BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as Issuers, and The Bank of New York, as Indenture Trustee, with respect to the 8 7/8% Senior Secured Notes due 2008 (incorporated by reference to Exhibit 10.4 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000).
4.2
First Supplemental Indenture, dated September 11, 2001, among BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as Issuers, and The Bank of New York, as Indenture Trustee, with respect to the 8 7/8% Senior Secured Notes due 2008 (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on October 24, 2001).

ABS Operating Lease Facility
4.3
Indenture, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002).
4.4
Series 2002-1 Supplement, dated December 31, 2002, to Indenture, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P. and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.2 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002).
4.5
Amendment Number 1 to Indenture, dated December 18, 2003, between BRL Universal Compression Funding I 2002, L.P., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).
7 1/4% Senior Notes due 2010
4.6
Indenture, dated May 27, 2003, by and between Universal Compression, Inc., as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.11 of Universal Compression Holdings, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).
4.7
Specimen of Universal Compression, Inc.'s 7 1/4% Senior Notes due 2010 (incorporated by reference to Exhibit 4.12 of Universal Compression Holdings, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).
5.1*	Opinion of Gardere Wynne Sewell LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1 hereof).
24.1*	Powers of attorney (set forth on the signature page hereof).

*
Filed herewith.

ITEM 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of January, 2005.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ STEPHEN A. SNIDER Stephen A. Snider President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below on this registration statement hereby constitutes and appoints Stephen A. Snider, Ernie L. Danner, J. Michael Anderson and D. Bradley Childers, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement and any related registration statement (and any and all amendments and post-effective amendments thereto) contemplated by Rule 462 under the Securities Act of 1933, in each case with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 10, 2005.

Signature	Title
/s/ STEPHEN A. SNIDER Stephen A. Snider	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. MICHAEL ANDERSON J. Michael Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ DENNIS S. BALDWIN Dennis S. Baldwin	Controller (Principal Accounting Officer)
/s/ ERNIE L. DANNER Ernie L. Danner	Executive Vice President and Director
/s/ THOMAS C. CASE Thomas C. Case	Director
/s/ JANET F. CLARK Janet F. Clark	Director
/s/ BERNARD J. DUROC-DANNER Bernard J. Duroc-Danner	Director
/s/ URIEL E. DUTTON Uriel E. Dutton	Director

/s/ LISA W. RODRIGUEZ Lisa W. Rodriguez	Director
/s/ WILLIAM M. PRUELLAGE William M. Pruellage	Director
/s/ SAMUEL URCIS Samuel Urcis	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated October 23, 2000, by and among Universal Compression Holdings, Inc., Universal Compression, Inc., Weatherford International, Inc., WEUS Holding, Inc. and Enterra Compression Company (incorporated by reference to Exhibit 10.1 of Universal Compression Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on October 26, 2000).
2.2
Amended and Restated Registration Rights Agreement dated March 23, 2004, by and between Universal Compression Holdings, Inc. and Weatherford International Ltd. (incorporated by reference to Exhibit 10.1 to Universal Compression Holdings, Inc.'s Registration Statement on Form S-3 filed with the SEC on April 2, 2004 (File No. 333-114145)).
8 7/8% Senior Secured Notes due 2008
4.1
Indenture, dated February 9, 2001, among BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as Issuers, and The Bank of New York, as Indenture Trustee, with respect to the 8 7/8% Senior Secured Notes due 2008 (incorporated by reference to Exhibit 10.4 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2000).
4.2
First Supplemental Indenture, dated September 11, 2001, among BRL Universal Equipment 2001 A, L.P. and BRL Universal Equipment Corp., as Issuers, and The Bank of New York, as Indenture Trustee, with respect to the 8 7/8% Senior Secured Notes due 2008 (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Current Report on Form 8-K filed with the SEC on October 24, 2001).
ABS Operating Lease Facility
4.3
Indenture, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002).
4.4
Series 2002-1 Supplement, dated December 31, 2002, to Indenture, dated December 31, 2002, between BRL Universal Compression Funding I 2002, L.P. and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.2 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2002).
4.5
Amendment Number 1 to Indenture, dated December 18, 2003, between BRL Universal Compression Funding I 2002, L.P., as Issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee, with respect to the ABS operating lease facility (incorporated by reference to Exhibit 4.1 of Universal Compression Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).
7 1/4% Senior Notes due 2010
4.6
Indenture, dated May 27, 2003, by and between Universal Compression, Inc., as Issuer, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.11 of Universal Compression Holdings, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).
4.7
Specimen of Universal Compression, Inc.'s 7 1/4% Senior Notes due 2010 (incorporated by reference to Exhibit 4.12 of Universal Compression Holdings, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2003).
5.1*	Opinion of Gardere Wynne Sewell LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.1 hereof).
24.1*	Powers of attorney (set forth on the signature page hereof).

*
Filed herewith.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
UNIVERSAL COMPRESSION HOLDINGS, INC.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. Other Expenses of Issuance and Distribution.
  ITEM 15. Indemnification of Directors and Officers.
  ITEM 16. Exhibits and Financial Statement Schedules.
  ITEM 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX